AMC NETWORKS INC. REPORTS FULL
YEAR AND FOURTH QUARTER 2016 RESULTS

Full Year Highlights:

•	Net revenues increased 6.8% to $2.756 billion

•	Operating income of $658 million; Adjusted Operating Income[1] of $879 million

•	Diluted EPS of $3.74; Adjusted EPS[1] of $5.73

•	Cash provided by operating activities of $514 million; Free Cash Flow[1] of $426 million

•	4.1 million shares repurchased for $223 million in 2016
New York, NY - February 23, 2017: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2016.

President and Chief Executive Officer Josh Sapan said: "2016 was a successful year for our company both financially and operationally, driven by our disciplined and focused strategy of investing in high-quality content and creating brands that have strong, growing, passionate and engaged audiences. ‘The Walking Dead’ remains the #1 show on television by a wide margin and is a powerful example of programming that we own and distribute that commands a loyal audience, attracts advertising revenue, and has significant ancillary revenues that will benefit our business for years to come. With a rapidly expanding studio business, we now have a growing portfolio of shows that we own that provide this kind of opportunity for our business. In addition, we are embracing changing viewing habits by making strategic investments in streaming services that fit well with our programming and the audiences at our network brands. As we look ahead in 2017, we see a number of attractive growth opportunities for our businesses and remain committed to delivering meaningful value to our shareholders."

Fourth Quarter Results

Fourth quarter net revenues increased 7.5%, or $51 million, to $730 million over the fourth quarter of 2016. The increase in net revenues reflected 9.2% growth at National Networks and a decrease of $1 million at International and Other. Operating income was $104 million, a decrease of 35.3%, or $57 million, versus the prior year period. The operating income decrease reflected an increase of 9.2% at National Networks more than offset by an increase of $75 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, fourth quarter results include the impact of impairment charges of $68 million related to AMCNI-DMC, the Company’s Amsterdam-based media logistics facility. Adjusted Operating Income1 totaled $213 million, an increase of 7.9%, or $16 million, versus the prior year period. National Networks adjusted operating income increased 9.1% and International and Other adjusted operating income decreased $4 million versus the prior year period.

1.
See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS, and Free Cash Flow.

Fourth quarter net income was $14 million ($0.20 per diluted share), compared with $90 million ($1.23 per diluted share) in the fourth quarter of 2015. Fourth quarter Adjusted EPS2 was $92 million ($1.30 per diluted share), compared with $102 million ($1.39 per diluted share) in the fourth quarter of 2015. The decrease in adjusted EPS was primarily related to the increase in adjusted operating income more than offset by an increase in miscellaneous expense, net.

Full Year Results

Full year 2016 net revenues increased 6.8%, or $175 million, to $2.756 billion over full year 2015, reflecting 8.2% growth at National Networks and an increase of $7 million at International and Other. Operating income was $658 million, a decrease of 7.3%, or $52 million versus the prior year period. National Networks operating income increased 3.9% and International and Other operating loss increased $78 million versus the prior year period. International and Other operating loss included impairment charges of $68 million recorded in the fourth quarter of 2016. Adjusted operating income totaled $879 million, an increase of 4.8%, or $40 million, versus the prior year period. National Networks adjusted operating income increased 5.5% and International and Other adjusted operating income decreased $1 million versus the prior year period.

Full year net income was $271 million ($3.74 per diluted share), compared with $367 million ($5.01 per diluted share) in the prior year period. Full year adjusted EPS was $415 million ($5.73 per diluted share), compared with $406 million ($5.54 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to the increase in adjusted operating income partially offset by an increase in miscellaneous expense, net.

For the full year ended December 31, 2016, net cash provided by operating activities was $514 million, an increase of $144 million versus the prior year period. The increase was primarily the result of an increase in operating performance and a decrease in tax payments and working capital. Free Cash Flow2 for the year ended December 31, 2016 was $426 million, an increase of $128 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities partially offset by an increase in capital expenditures over the prior year period.

2.	See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted EPS and Free Cash Flow.

Segment Results

(dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31
	2016	2015	Change	2016	2015	Change
Net revenues:
National Networks	$614,058	$562,271	9.2%	$2,311,040	$2,135,367	8.2%
International and Other	118,648	119,237	(0.5)%	459,996	452,578	1.6%
Inter-segment eliminations	(3,109)	(2,558)	n/m	(15,382)	(7,010)	n/m
Total net revenues	$729,597	$678,950	7.5%	$2,755,654	$2,580,935	6.8%

Operating income (loss):
National Networks	$189,058	$173,078	9.2%	$784,027	$754,243	3.9%
International and Other	(87,843)	(12,520)	n/m	(120,914)	(42,542)	(184.2)%
Inter-segment eliminations	2,513	(214)	n/m	(5,557)	(2,508)	n/m
Total operating income (loss)	$103,728	$160,344	(35.3)%	$657,556	$709,193	(7.3)%

Adjusted operating income (loss):
National Networks	$205,706	$188,608	9.1%	$855,488	$810,993	5.5%
International and Other	4,490	8,719	(48.5)%	28,608	29,757	(3.9)%
Inter-segment eliminations	2,513	(214)	n/m	(5,557)	(2,508)	n/m
Total adjusted operating income (loss)	$212,709	$197,113	7.9%	$878,539	$838,242	4.8%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

Fourth Quarter Results

National Networks revenues for the fourth quarter 2016 increased 9.2% to $614 million, operating income increased 9.2% to $189 million, and adjusted operating income increased 9.1% to $206 million, all compared to the prior year period.

Fourth quarter growth in revenues was led by a 15.6% increase in distribution revenues to $316 million. The increase in distribution revenues was primarily attributable to an increase in licensing revenues as well as an increase in affiliate fees. Advertising revenues increased 3.1% to $298 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery.

The increase in fourth quarter operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses partially offset by a decrease in marketing expenses. Programming expenses included charges of $5 million in the current year period related to the write-off of programming assets, as compared to charges of $16 million in the prior year period.

Full Year Results

National Networks revenues for the full year 2016 increased 8.2% to $2.311 billion, operating income increased 3.9% to $784 million, and adjusted operating income increased 5.5% to $855 million, all compared to the prior year period.

Full year growth in revenues was led by a 11.0% increase in distribution revenues to $1.321 billion. The increase in distribution revenues was primarily attributable to an increase in licensing revenues as well as an increase in affiliate fees. Advertising revenues increased 4.8% to $991 million. The increase in advertising revenues primarily reflected higher pricing partially offset by lower delivery.

The increase in full year operating income and adjusted operating income reflects the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses included charges of $26 million in the current year period related to the write-off of programming assets, as compared to charges of $41 million in the prior year period. Operating income also reflected an increase in share-based compensation expense and restructuring expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

Fourth Quarter Results

International and Other revenues for the fourth quarter of 2016 were essentially flat at $119 million, operating loss increased $75 million to a loss of $88 million, and adjusted operating income decreased $4 million to $4 million, all compared to the prior year period.

Fourth quarter revenues reflect an increase at AMC Networks International offset by a decrease at IFC Films.

Fourth quarter operating loss and adjusted operating income reflects an increase in operating expenses. The increase in operating expenses was primarily attributable to higher spending on the Company’s digital initiatives which more than offset a decrease in expenses at AMC Networks International. The operating loss also reflects noncash impairment charges of $68 million related to AMCNI-DMC, the Company’s Amsterdam-based media logistics facility, and an increase in restructuring expense.

Full Year Results

International and Other revenues for the full year 2016 increased 1.6%, or $7 million, to $460 million, operating loss increased $78 million to a loss of $121 million, and adjusted operating income decreased $1 million to $29 million, all compared to the prior year period.

Full year revenues primarily reflect an increase at AMC Networks International partially offset by a decrease at IFC Films. At AMC Networks International, foreign currency translation had a $19 million unfavorable impact on revenues.

Full year operating loss and adjusted operating income primarily reflects the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher expenses related to the Company’s digital initiatives and at AMC Networks International partially offset by a decrease in expenses at IFC Films. The operating loss also reflects noncash impairment charges of $68 million related to AMCNI-DMC and an increase in restructuring expense.

Other Matters

Stock Repurchase Program

As previously disclosed, on March 7, 2016, the Company announced that its Board of Directors authorized a program to repurchase up to $500 million of its outstanding shares of common stock. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the quarter, the Company repurchased approximately 2.2 million shares for $113 million. For the full year, the Company repurchased approximately 4.1 million shares for $223 million. From January 1, 2017 through February 17, 2017, the Company repurchased approximately 824,000 additional shares for $45 million. As of February 17, 2017, the Company had $231 million available under its stock repurchase authorization.

RLJ Entertainment

As previously disclosed, on October 17, 2016, the Company announced that it has entered into an agreement with RLJ Entertainment, Inc. (“RLJE”) to form a strategic partnership. As part of the agreement, the Company invested $65 million in the form of loans to RLJE. In addition, the Company received warrants which, if exercised, would constitute 50.1% of the outstanding common stock on a fully diluted basis. On January 30, 2017, the Company and RLJE amended the terms of the loans to increase the principal amount by $8 million to $73 million.

Funny or Die

As previously disclosed, on November 15, 2016, the Company announced that it has entered into an agreement with Funny or Die (“FOD”). As part of the agreement, the Company acquired a minority ownership stake in FOD, which is accounted for as a cost method investment.

AMC Networks International - Digital Media Center

AMC Networks International - Digital Media Center (“AMCNI-DMC”) is the Company’s Amsterdam-based media logistics facility. AMCNI-DMC provides the technical support for the Company’s international cable networks as well as similar services for third-party clients. In the fourth quarter of 2016, management revised its outlook for the growth potential of AMCNI-DMC. As a result, the Company’s fourth quarter of 2016 results reflect impairment charges of $68 million related to this business.

Please see the Company’s Form 10-K for the period ended December 31, 2016 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to Adjusted Operating Income (Loss) as Adjusted Operating Cash Flow (“AOCF”). The components of Adjusted Operating Income (Loss) are identical to the components of Adjusted Operating Cash Flow.

The Company believes that Adjusted Operating Income is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income to operating income (loss), please see page 9 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 10 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 11-12 of this release.

The Company revised its definition of Adjusted EPS beginning as of the periods ended December 31, 2016. 2015 Adjusted EPS has been revised to reflect the new definition.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its full year and fourth quarter 2016 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 53453436.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues, net	$729,597	$678,950	$2,755,654	$2,580,935
Operating expenses:
Technical and operating (excluding depreciation and amortization)	364,648	322,134	1,279,984	1,137,133
Selling, general and administrative	162,268	166,813	636,028	636,580
Depreciation and amortization	21,311	20,602	84,778	83,031
Impairment charges	67,805	—	67,805	—
Restructuring expense	9,837	9,057	29,503	14,998
Total operating expenses	625,869	518,606	2,098,098	1,871,742
Operating income	103,728	160,344	657,556	709,193
Other income (expense):
Interest expense	(30,199)	(30,613)	(123,632)	(128,135)
Interest income	2,200	641	5,064	2,427
Loss on extinguishment of debt	(1)	—	(50,639)	—
Miscellaneous, net	(10,913)	5,795	(33,524)	(691)
Total other income (expense)	(38,913)	(24,177)	(202,731)	(126,399)
Income from operations before income taxes	64,815	136,167	454,825	582,794
Income tax expense	(45,772)	(45,481)	(164,862)	(201,090)
Net income including noncontrolling interests	19,043	90,686	289,963	381,704
Net income attributable to noncontrolling interests	(4,545)	(597)	(19,453)	(14,916)
Net income attributable to AMC Networks’ stockholders	$14,498	$90,089	$270,510	$366,788

Net income per share attributable to AMC Networks’ stockholders:
Basic	$0.21	$1.24	$3.77	$5.06
Diluted	$0.20	$1.23	$3.74	$5.01

Weighted average common shares:
Basic weighted average common shares	70,187	72,519	71,746	72,420
Diluted weighted average common shares	70,946	73,436	72,410	73,190

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$205,706	$(8,314)	$(7,988)	$(346)	$189,058
International and Other	4,490	(12,997)	(2,040)	(77,296)	(87,843)
Inter-segment eliminations	2,513	—	—	—	2,513
Total	$212,709	$(21,311)	$(10,028)	$(77,642)	$103,728

	Three Months Ended December 31, 2015
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$188,608	$(7,831)	$(5,322)	$(2,377)	$173,078
International and Other	8,719	(12,771)	(1,788)	(6,680)	(12,520)
Inter-segment eliminations	(214)	—	—	—	(214)
Total	$197,113	$(20,602)	$(7,110)	$(9,057)	$160,344

	Twelve Months Ended December 31, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$855,488	$(32,376)	$(30,569)	$(8,516)	$784,027
International and Other	28,608	(52,402)	(8,328)	(88,792)	(120,914)
Inter-segment eliminations	(5,557)	—	—		(5,557)
Total	$878,539	$(84,778)	$(38,897)	$(97,308)	$657,556

	Twelve Months Ended December 31, 2015
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$810,993	$(29,742)	$(23,814)	$(3,194)	$754,243
International and Other	29,757	(53,289)	(7,206)	(11,804)	(42,542)
Inter-segment eliminations	(2,508)	—	—	—	(2,508)
Total	$838,242	$(83,031)	$(31,020)	$(14,998)	$709,193

(a)
Results for the three and twelve months ended December 31, 2015 include restructuring expenses. Results for the three and twelve months ended December 31, 2016 include restructuring expenses as well as impairment charges of $67,805 recorded in the fourth quarter of 2016.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	December 31, 2016
Cash and cash equivalents	$481,389
Credit facility debt (a)	$1,258,000
Senior notes (a)	1,600,000
Total debt	$2,858,000
Net debt	$2,376,611
Capital leases	39,866
Net debt and capital leases	$2,416,477
LTM Adjusted Operating Income (b)	$878,539
Leverage ratio (c)	2.8 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported Adjusted Operating Income for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM Adjusted Operating Income.
This ratio differs from the calculation contained in the Company's credit facility.
No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Twelve Months Ended December 31,
	2016	2015
Net cash provided by operating activities	$514,325	$370,039
Less: capital expenditures	(79,220)	(68,321)
Less: distributions to noncontrolling interests	(9,010)	(3,154)
Free cash flow	$426,095	$298,564

Adjusted Earnings Per Diluted Share
	Three Months Ended December 31, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$64,815	$(45,772)	$(4,545)	$14,498	$0.20
Adjustments:
Amortization of acquisition-related intangible assets	9,371	(1,964)	(970)	6,437	0.09
Impairment charges	67,805	(3,733)	—	64,072	0.90
Restructuring expense	9,837	(2,685)	(14)	7,138	0.10
Loss on extinguishment of debt	1	—	—	—	—
Adjusted results (Non-GAAP)	$151,829	$(54,154)	$(5,529)	$92,147	$1.30

	Three Months Ended December 31, 2015
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$136,167	$(45,481)	$(597)	$90,089	$1.23
Adjustments:
Amortization of acquisition-related intangible assets	9,512	(2,334)	(970)	6,208	0.08
Impairment charges	—	—	—	—	—
Restructuring expense	9,057	(3,240)	(242)	5,575	0.08
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$154,736	$(51,055)	$(1,809)	$101,873	$1.39

	Twelve Months Ended December 31, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$454,825	$(164,862)	$(19,453)	$270,510	$3.74
Adjustments:
Amortization of acquisition-related intangible assets	38,571	(7,780)	(3,881)	26,910	0.37
Impairment charges	67,805	(3,733)	—	64,072	0.88
Restructuring expense	29,503	(9,654)	(99)	19,750	0.27
Loss on extinguishment of debt	50,639	(17,141)	—	33,498	0.46
Adjusted results (Non-GAAP)	$641,343	$(203,170)	$(23,433)	$414,741	$5.73

	Twelve Months Ended December 31, 2015
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$582,794	$(201,090)	$(14,916)	$366,788	$5.01
Adjustments:
Amortization of acquisition-related intangible assets	41,994	(9,175)	(3,997)	28,822	0.39
Impairment charges	—	—	—	—	—
Restructuring expense	14,998	(4,647)	(242)	10,109	0.14
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$639,786	$(214,912)	$(19,155)	$405,720	$5.54